UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2016

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Park Drive Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 746-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2016, the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) appointed Anthony J. Massetti as Senior Vice President, Chief Financial Officer and Treasurer of the Company, effective November 17, 2016 (and, in those roles, he will serve as the Company's principal financial officer and principal accounting officer). Mr. Massetti will succeed Timothy C. Huffmyer in those roles, who will transition to the role of Vice President, Finance, effective at the same time.

Mr. Massetti, age 55, most recently served as Senior Vice President and Chief Financial Officer of Avaya Corporation, a provider of business collaboration and communications solutions, from 2009 to May 2013. Prior to joining Avaya, Mr. Massetti served as Senior Vice President and Chief Financial Officer of NCR Corporation, a provider of technology and services for business communications, during 2008 and 2009. Prior to that, Mr. Massetti held several roles with QLogic Corporation from 2002 to 2008, including Senior Vice President and Chief Financial Officer. Mr. Massetti received a B.B.A. in Accounting from Pace University in 1983.

In connection with Mr. Massetti’s appointment as Senior Vice President, Chief Financial Officer and Treasurer of the Company, the Company entered into an offer letter and the Company’s standard executive officer agreement with Mr. Massetti.

Pursuant to the offer letter, Mr. Massetti will be paid an annual base salary of $375,000 and will be eligible to receive an annual bonus with a target bonus equal to 80% of his annual base salary and a long-term incentive with a target payout of 200% of his base salary. He will also receive a retention grant in the form of RSUs having a grant date value of $100,000. He will be reimbursed reasonable costs associated with his relocation to the Pittsburgh, Pennsylvania area and be provided temporary living reimbursement for twelve months prior to his relocation. As an officer, he will be entitled to the benefit of the Company’s directors’ and officers’ insurance.

The standard executive officer agreement provides for certain benefits in the event of a qualifying termination of his employment following a change-in-control of the Company (a so-called “double trigger” agreement). The agreement does not provide any severance benefits prior to a change-in-control of the Company and does not provide for any tax gross-up of severance payments. The agreement contains provisions regarding non-competition, confidentiality and intellectual property. The original term of the agreement is five (5) years with an automatic renewal on a one-year basis thereafter absent notice of nonrenewal six (6) months prior to the renewal date; provided, however, that if a change-in-control occurs during the initial or any renewal period, the agreement will survive until the second anniversary of the date of the change-in-control.

These summaries are qualified in their entirety by reference to the offer letter and agreement with Mr. Massetti attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference thereto.

On November 16, 2016, in connection with Mr. Huffmyer’s new role, he entered into a retention agreement with the Company. If Mr. Huffmyer continues to serve in his new role until the Company files its annual report for fiscal 2017 (expected to be mid-May 2017) then, subject to certain conditions, Mr. Huffmyer would receive a retention bonus of $250,000 contingent on successful completion of the fiscal 2017 audit and a lump sum severance payment of $336,600 at the expiration of this transition period. Mr. Huffmyer will continue to receive his current pay and continue to participate in the current fiscal 2017 incentive plans. Subject to agreement by the Company, not to be unreasonably withheld, Mr. Huffmyer may elect to transition out early, after the filing of the Company’s Form 10-Q for the third quarter of fiscal 2017, expected in February 2017. If Mr. Huffmyer chooses to elect the early transition option, Mr. Huffmyer will still receive the lump sum severance payment, subject to certain conditions, but will not receive the retention bonus.

The summary of this letter agreement is qualified in its entirety by reference to the letter agreement with Mr. Huffmyer attached hereto as Exhibit 10.3 and incorporated herein by reference thereto.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter between the Company and Anthony J. Massetti dated November 11, 2016
10.2	Agreement between the Company and Anthony J. Massetti dated November 17, 2016
10.3	Agreement between the Company and Timothy C. Huffmyer dated November 16, 2016
10.4	Press release dated November 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation

Date: November 17, 2016    By: /s/ Ronald Basso
Ronald Basso
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter between the Company and Anthony J. Massetti dated November 11, 2016
10.2	Agreement between the Company and Anthony J. Massetti dated November 17, 2016
10.3	Agreement between the Company and Timothy C. Huffmyer dated November 16, 2016
10.4	Press release dated November 17, 2016

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